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Press Release
For immediate release
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Invesco Ltd. Announces August 31, 2011
Assets Under Management
Investor Relations Contact: Jordan Krugman         404-439-4605
Media Relations Contact: Doug Kidd                    404-479-2922

Atlanta, September 12, 2011 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management of $629.4 billion, a decrease of 3.6% month over month. The decrease largely resulted from the effects of negative market returns. FX decreased AUM by $1.5 billion during the month. Long-term net flows, excluding ETF, UIT, and Passive AUM, were modestly positive for the month. Total average assets for the quarter through August 31 were $641.9 billion and average assets excluding ETF, UIT and Passive for the quarter through August 31 were $549.1 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income Balanced		Money Market		Alternatives
August 31, 2011(a)	$629.4	$276.4	$149.0	$43.4	$72.8	(b)	$87.8
July 31, 2011	$652.8	$299.8	$149.2	$44.8	$69.9		$89.1
June 30, 2011	$653.7	$301.9	$145.8	$44.5	$74.4		$87.1
May 31, 2011	$661.4	$311.6	$144.1	$45.1	$74.9		$85.7
Assets Under Management – Excluding ETF/UIT and Passive
(in billions)	Total	Equity	Fixed Income Balanced		Money Market		Alternatives
August 31, 2011(a)	$538.2	$233.6	$120.3	$43.4	$72.8	(b)	$68.1
July 31, 2011	$557.4	$252.3	$121.4	$44.8	$69.9		$69.0
June 30, 2011	$561.9	$256.2	$119.1	$44.5	$74.4		$67.7
May 31, 2011	$568.0	$263.6	$118.8	$45.1	$74.9		$65.6
Assets Under Management – ETF, UIT and Passive
(in billions)	Total	Equity	Fixed Income	Money Balanced Market			Alternatives
August 31, 2011(a)	$91.2	$42.8	$28.7	$0.0	$0.0		$19.7
July 31, 2011	$95.4	$47.5	$27.8	$0.0	$0.0		$20.1
June 30, 2011	$91.8	$45.7	$26.7	$0.0	$0.0		$19.4
May 31, 2011	$93.4	$48.0	$25.3	$0.0	$0.0		$20.1

(a)	Preliminary – subject to adjustment.
(b)	Preliminary - ending money market AUM includes $68.3 billion in institutional money market AUM and $4.5 billion in retail money market AUM

Invesco is a leading independent global investment manager, dedicated to helping investors worldwide achieve their financial objectives. By delivering the combined power of our distinctive investment management capabilities, Invesco provides a wide range of investment strategies and vehicles to our retail, institutional and high net worth clients around the world. Operating in more than 20 countries, the company is listed on the New York Stock Exchange under the symbol IVZ.

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